CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Northern Lights ETF Trust and to the use of our report dated April 1, 2013 on the financial statements and financial highlights of Arrow Dow Jones Global Yield ETF, a series of shares of beneficial interest of Northern Lights ETF Trust.  Such financial statements and financial highlights appear in the January 31, 2013 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP

BBD, LLP

Philadelphia, Pennsylvania

May 30, 2013